Exhibit 10. 37

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE HARVEST HEALTH & RECREATION INC.

2018 STOCK AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan as amended through the date hereof (the “Plan”), Harvest Health & Recreation Inc., a British Columbia corporation (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall entitle the Grantee to one subordinate voting share of the Company as contemplated under the Plan (“Subordinate Voting Share”) subject to the restrictions and conditions set forth herein and in the Plan.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 2 of this Agreement and (ii) shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units.

(a) The restrictions and conditions of Section 1 of this Agreement shall lapse on the Vesting Date specified in the following schedule, subject to the requirements set forth in Section 3(a). If a series of Vesting Dates is specified, then the restrictions and conditions in Section 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of
Restricted Stock Units Vested	Vesting Date

3. Termination of Employment; Death or Disability.

(a) If the Grantee’s employment with the Company or its subsidiaries terminates for any reason (excluding death or disability) (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to for Cause, prior to the Vesting Date provided for in Section 2(a) above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

(b) Upon Grantee’s permanent and total disability (as defined in Section 22(e)(3) of the Code), the Restricted Stock Units will continue to vest in accordance to the schedule as provided above in Section 2(a).

(c) Upon Grantee’s death, any Restricted Stock Units that have not vested as of such date of Grantee’s death shall automatically and without notice terminate and be forfeited, and the Grantee’s successors, heirs, assigns, or personal representatives will not thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date, the Company shall issue to the Grantee the number of Subordinate Voting Shares equal to the aggregate number of Restricted Stock Units that have vested pursuant to Section 2 of this Agreement, as applicable, on such date.

5. Miscellaneous Provisions.

(a) Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 3(a) of the Plan.

(b) Compliance Matters. The Company may require from the Grantee such investment representation, undertaking or agreement, if any, as the Company may consider necessary in order to comply with applicable laws and policies of any applicable exchange. The Grantee understands and acknowledges that the Subordinate Voting Shares to be issued upon vesting may be issued subject to any restrictive legend or other transfer restrictions as may be required by applicable securities laws and stock exchange requirements. If the stock of the Company is not exempt from California securities laws, then with respect to any Grantee who is a California resident, the Company will deliver financial statements to the Grantee if he or she is not a key person within the Company or an Affiliate whose duties afford Grantee access to equivalent information.

(c) Incorporation of Policies. The Restricted Stock Units and all compensation awarded under this Agreement shall be subject to the terms of any clawback, noncompetition, confidentiality or nondisclosure policies or agreements as may be in place between the Grantee and the Company or any Affiliate from time to time.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Subordinate Voting Stock to be issued to the Grantee a number of shares of Subordinate Voting Stock with an aggregate Fair Market Value on the applicable Vesting Date set forth in Sections 2 or 3, as applicable, that would satisfy the withholding amount due.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

12. Definitions.

In addition to the definitions set forth in the Plan, the following terms shall have the meanings ascribed herein (in the event a conflict exists, the meaning set forth in this Agreement shall prevail):

“Agreement” shall mean this Restricted Stock Unit Award Agreement.

“Cause” shall mean a (i) repeated failure to competently and diligently perform duties of Grantee’s position with the Company (other than due to physical or mental illness); (ii) conviction of guilty or nolo contendere plea to, a misdemeanor which is materially and demonstrably injurious to the Company or any of its subsidiaries or any felony; (iii) commission of an act, or a failure to act, that constitutes fraud, gross negligence or willful misconduct (including without limitation, embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain at the expense of the Company or any of its subsidiaries); and (iv) violation of any applicable laws, rules or regulations or failure to comply with applicable confidentiality, non-solicitation and non-competition obligations to the Company or any of its subsidiaries, corporate code of business conduct or other material policies of the Company or any of its subsidiaries in connection with or during performance of the Grantee’s duties to the Company or any of its subsidiaries that could, in the Board’s opinion, cause material injury to the Company or any of its subsidiaries; and (v) failure to maintain applicable professional licenses or certifications.

“Subsidiaries” means a direct or indirect subsidiary of the Company.

The foregoing Agreement is hereby accepted, and the terms and conditions thereof hereby agreed to by the undersigned effective as of the __ day of __________ 20__.

GRANTEE:

By:
Dated:	_____________ ___________, 20__
Address:

COMPANY:
Harvest Health & Recreation Inc.

By:
Name:
Its: CEO

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